Exhibit 99.1

Investor Relations Contacts:

Keith Terreri, Vice President - Finance & Treasurer

Jim Mathias, Director - Investor Relations

214-570-4641

investor_relations@metropcs.com

MetroPCS Completes Acquisition of Remaining Interest in

Royal Street Communications, LLC

DALLAS (December 23, 2010) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited wireless communications service for an affordable flat-rate with no annual contract, today announced that on December 22, 2010 it completed the acquisition of the remaining 15% and controlling member interest in Royal Street Communications, LLC in accordance with the terms of the Limited Liability Company Agreement of Royal Street Communications, LLC. With the acquisition of the remaining 15% member interest, Royal Street Communications, LLC has been renamed MetroPCS Networks, LLC and has become a wholly-owned subsidiary of MetroPCS Wireless, Inc.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. is a provider of unlimited wireless communications service for a flat-rate with no annual contract. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served. With Metro USASM, MetroPCS customers can use their services in areas throughout the United States covering a population of over 280 million people. As of September 30, 2010, MetroPCS had approximately 7.9 million subscribers. For more information please visit www.metropcs.com.